CCA Industries, Inc. Announces Plan to Delist from
NYSE American and Deregister Its Common Stock

February 5, 2019

Lyndhurst, NJ, February 5, 2019: CCA Industries, Inc. (NYSE AMERICAN: "CAW”), today announced that its board of directors determined that voluntarily delisting the Company’s common stock, $0.01 par value, and Class A common stock, $0.01 par value, (together, the “Common Stock”) from the NYSE American and voluntarily deregistering from the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are in the best interests of the Company. The Company is eligible to deregister the Common Stock because it has fewer than 300 stockholders of record.

Accordingly, the Company intends to file on or about April 2, 2019 a Form 25 with the Securities and Exchange Commission (the “SEC”) to voluntarily delist the Common Stock from the NYSE American and to deregister the Common Stock from Section 12(b) of the Exchange Act. The Company also intends to file on or about April 12, 2019 a Form 15 with the SEC to request deregistration of the Common Stock under Section 12(g) of the Exchange Act. Immediately upon the filing of Form 15, the Company will no longer be obligated to file certain Exchange Act reports with the SEC. Following delisting and deregistering, the Company presently intends to provide annual information regarding its performance through postings to its website. It is expected that delisting will take effect on or about April 12, 2019, and at that time the Company’s shares will no longer be traded on the NYSE American. Chairman & Chief Executive Officer Lance Funston added, “I asked the Board of Directors to form a subcommittee of independent directors to thoroughly explore the option of delisting. After review of the facts the subcommittee recommended to the board that the Company delist.  My primary objective for the Company has always been to build the total enterprise value of CCA. The expense of maintaining a publicly traded stock has been counterproductive in achieving this goal.”

The decision of the Company’s board of directors to delist and deregister the Company’s Common Stock was based on consideration of a number of factors, including [ (1) the significant costs and administrative burdens of preparing and filing current and periodic reports with the SEC, (2) the demands placed on management and the Company to comply with registration requirements, including compliance costs applicable to public companies, (3) the low trading volume of the Common Stock and (4) the low number of holders of the Common Stock. ]

About CCA Industries, Inc.

CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” complete skin care regime and “Porcelana” skin care products.

Forward Looking Statements

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

CCA Industries, Inc.
Stephen A. Heit, CFO
201-528-8200